Monthly Statements to the Securityholders
Pursuant to Section 4.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE3

Monthly Period	December 1, 2003 to December 31, 2003
Payment Date	January 26, 2004

Aggregate Amount Collected for the Collection Period
	Interest	$1,580,086.56
	Principal Collections	$20,840,120.18
	Substitution Amounts	$—
	Funds from Yield Maintenance Agreement	$—
	Additional Draws	$14,303,441.64

Application of Collected Amounts (pursuant to Section 3.05 of the Indenture Agreement)

Applied in the following order of priority:					Factor per 1000
(I)	Enhancer Premium			$54,166.67
(ii)	A-1 Noteholder's Interest			$599,010.42	1.1980208333
(iii)	Principal Collections to Funding Account			$6,536,678.54
(iv)	Excess Spread (during Revolving)			$926,909.48
(v)	Excess Spread (during AP)			$—
(vi)	Additional Balance Increase from Excess Spread (during MAP)			$—
(vii)	A-1 Noteholder’s Principal Distribution			$—	0.0000000
(viii)	Enhancer for Prior Draws			$—		Aggregate tp Date
(ix)	Liquidation Loss Amount			$—		$—
(x)	Enhancer			$—
(xi)	Interest Shortfalls			$—		$—
(xii)	Indenture Trustee			$—
(xiii)	Certificates			$926,909.48

Balances
					Factor
	Beginning A-1 Note Balance			$500,000,000.00	1.0000000000
	Ending A-1 Note Balance			$500,000,000.00	1.0000000000
		Change		$—	0.0000000000

	Beginning Excluded Amount			$—
	Ending Excluded Amount			$—
		Change		$—

	Beginning Pool Balance			$494,625,693.32	0.9892375066
	Ending Pool Balance			$488,089,014.78	0.9761643330
		Change		$6,536,678.54	0.0130731737

	Beginning Principal Balance			$494,625,693.32	0.9892375066
	Ending Principal Balance			$488,089,014.78	0.9761643330
		Change		$6,536,678.54	0.0130731737

	Beginning Certificate Balance			$—
	Additional Balance Increase (Draws minus Payments)			$—
	Ending Certificate Balance			$—

	Beginning Subsequent Transfers			$—
	Current Period Transfers			$—
	Aggregate Subsequent Transfers			$—

	Beginning Funding Account Balance			$5,381,322.18	0.0107626444
	Deposit To (Withdrawal From) Account			$6,536,678.54	0.0130733571
	Ending Funding Account Balance			$11,918,000.72	0.0238360014

	Current Period Liquidation Loss Amount			$—	—
	Aggregate Liquidation Loss Amount			$—	—

	Current Net Excess Spread Percentage			0.1854%
	2 Month Average Net Excess Spread Percentage			0.1465%
	3 Month Average Net Excess Spread Percentage

Delinquencies
		#	$
	Two statement cycle dates:	—		$—
	Three statement cycle dates:	—		$—
	Four statement cycle dates:	—		$—
	Five statement cycle dates:	—		$—
	Six statement cycle dates:	—		$—
	Seven + statement cycle dates:	—		$—
	Foreclosures	—		$—
	REO	—		$—
	Liquidation Loss Amount	—		$—

	Wachovia Bank, National Bank as Administrator

Additional Information		UPB of 3 Largest Loans
Net WAC Rate	3.30%	$715,816.98
Overcollateralization Target	$250,000.00	$775,776.95
Beginning Overcollateralization	$7,015.50	$818,686.31
Overcollateralization Amount	$7,015.50
Funding Account Ending Balance	$11,918,000.72
		Interest Shortfalls	None
Gross CPR (1 mo. Annualized)	40.343%	Deficiency Amounts	None
Net CPR (1 mo. Annualized)	14.755%	Stepdown Event?	No
Draw Rate (1 mo. Annualized)	29.681%	LIBOR	1.1413%
WAM	216.38	Net Note Rate	1.3913%
AGE	20.11

Allocation of Collected Funds

Interest Collections		Principal Collections
Total Collected	$(1,786,180.60)	Total Collected	$(20,840,120.18)
Yield Maintenance Amount	$—	A-1 Principal	$—
Servicing Fee	$206,094.04	Add'l Balance Increase	$—
Enhancer Premium	$54,166.67	Net Draws	$14,303,441.64
Additional Balance Interest	$—	Funding Account	$6,536,678.54
A-1 Interest	$599,010.42	Net	$—
Excess Interest	$926,909.48
Net	$—